Exhibit 8.1

January 5, 2004

Harleysville National Corporation
483 Main Street
Harleysville, PA 19438

Ladies and Gentlemen:

        You have requested our opinion in connection with the federal income tax issues contemplated by the Agreement and Plan of Reorganization dated as of October 15, 2003, by and among Millennium Bank, a Pennsylvania bank ("Millennium"), Harleysville National Corporation, a Pennsylvania corporation ("HNC"), and Harleysville National Bank and Trust Company, a direct wholly owned subsidiary of HNC ("HNB") (the "Agreement"). Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Agreement or the Proxy Statement/Prospectus, forming a part of the Registration Statement filed on Form S-4 by HNC with respect to the Merger (the "Registration Statement").

        In issuing this Opinion, we have read and relied upon original or copies of the following:

  (a)
  The Registration Statement of HNC;

  (b)
  The Agreement and all exhibits and attachments to the Agreement; and

  (c)
  Other documents as we have deemed relevant or appropriate to our opinion.

        For purposes of this opinion, we have assumed, with your consent, the Merger will be completed in the manner set forth in the Agreement and in the Registration Statement of HNC to which this opinion is filed as an exhibit, including the Proxy Statement/Prospectus of HNC and Millennium contained therein (the "Proxy Prospectus").

        On the basis of the foregoing, it is our opinion that for federal income tax purposes:

  (a)
  The transactions contemplated by this Agreement will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

  (b)
  The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and HNC, Millennium and HNB will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

  (c)
  No gain or loss will be recognized by HNC, Millennium or HNB as a result of the reorganization; and

  (d)
  Subject to any limitations imposed under Sections 381 and 382 of the Code, HNB, as the survivor to the Merger, will carry-over and take into account all accounting items and tax attributes of Millennium, including but not limited to earnings and profits, methods of accounting, and tax basis and holding periods of Millennium.

        This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

        In accordance with customary practice relating to opinion letters, our opinion speaks only as of the date hereof, and, subject to the assumptions and conditions set forth above, the Effective Time of the Merger, and we disclaim any duty to update such opinion. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings and court decisions, procedures, and other pronouncements published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "The Form of Consideration That Your Receive May Have Different Tax Consequences", "Conditions of the Merger" and "Federal Income Tax Consequences of the Merger" in the Proxy Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
Shumaker Williams, P.C.
/S/ JAMES E. REID, JR. By: James E. Reid, Jr.